Filed Pursuant to Rule 424(b)(3)

Registration No. 333-129720

VISTA GOLD CORP.

4,554,505 Common Shares

without par value

All of the 4,554,505 Vista Gold common shares offered by this prospectus may be offered and sold, from time to time, by the selling security holders identified in this prospectus. These shares include 2,168,812 shares currently owned by selling security holders and 2,385,693 shares issuable upon exercise of warrants, all as described in this prospectus under “Selling Security Holders.” We will not receive any of the proceeds from the sale of shares by the selling security holders.

The selling security holders may sell the common shares from time to time in public or private transactions, on or off the American Stock Exchange or the Toronto Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling security holders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders.

Our common shares are traded on the American Stock Exchange and on the Toronto Stock Exchange under the symbol VGZ. On November 14, 2005, the closing price of a common share, as reported on the American Stock Exchange, was $4.44 per share.

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 1, 2005.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements concerning, among other things, mineralized material, proven or probable reserves and cash operating costs. Forward-looking statements typically contain words or phrases such as “anticipates,” “estimates,” “projects,” “foresees,” “management believes,” “believes” and words or phrases of similar import. These statements are subject to certain risks, uncertainties or assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors that could cause actual results to differ materially from those in such forward-looking statements include those identified in this document under “Risk Factors” below. Vista Gold assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such statements.

VISTA GOLD CORP.

Vista Gold Corp. is engaged in the evaluation, acquisition, and exploration of gold exploration and potential development projects. Our approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well-established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the mineralized material. In addition, we look for opportunities to improve the value of our gold projects through exploration drilling or introducing technological innovations. We expect that emphasis on gold project acquisition and improvement will continue in the future.

We currently own or control 12 gold properties: the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects, all in Nevada; the Long Valley project in California; the Yellow Pine project in Idaho; the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico; the Amayapampa project in Bolivia; and the Awak Mas project in Indonesia. We also own several exploration claims in Canada and approximately 25% of the shares of Zamora Gold Corp., a company that was exploring for gold in Ecuador and is currently inactive.

Vista Gold does not produce gold in commercial quantities and does not currently generate operating earnings. In recent years, we have obtained funds to acquire and explore gold properties, as well as operating funds, through private placements of equity units consisting of Vista Gold common shares and warrants to purchase common shares. We expect to continue to raise capital through the exercise of warrants and through additional equity financings.

Vista Gold was originally incorporated under the Company Act (British Columbia) in 1983 under the name “Granges Exploration Ltd.”. In 1985, Granges Exploration Ltd. and Pecos Resources Ltd. amalgamated under the name “Granges Exploration Ltd.” and in 1989, Granges Exploration Ltd. changed its name to “Granges Inc.”. In 1995, Granges and Hycroft Resources &

Development Corporation were amalgamated under the name “Granges Inc.”. In 1996, Granges Inc. and Da Capo Resources Ltd. amalgamated under the name “Vista Gold Corp.”. Effective December 17, 1997, Vista Gold was continued from British Columbia to the Yukon Territory, Canada under the Business Corporations Act (Yukon Territory).

Our principal executive offices are located at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado 80127, and our telephone number is (720) 981-1185.

Unless otherwise specified, monetary amounts in this prospectus are reported in U.S. dollars.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common shares. The risks described below are not the only ones facing our company or otherwise associated with an investment in our common shares. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. We have attempted to identify the major factors under the heading “Risk Factors” that could cause differences between actual and planned or expected results, and we have included all material risk factors. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common shares could decline, and you could lose part or all of your investment.

We cannot be certain that our acquisition, exploration and development activities will be commercially successful.

We currently have no properties that produce gold in commercial quantities. Our gold production has declined steadily since mining activities were suspended at the Hycroft mine in 1998, and gold production is incidental to solution recirculation on the heaps.

Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot assure you that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The price of gold is subject to fluctuations, which could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

Our principal assets are gold reserves and mineralized material. We intend to attempt to acquire additional properties containing gold reserves and mineralized material. The price that we pay to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. Our potential future revenues are expected to be, in large part, derived from the mining and sale of gold from these properties or from the outright sale or joint venture of some of these properties. The value of these gold reserves and mineralized material, and the value of any potential gold production therefrom, will vary in proportion to variations in gold prices. The price of gold has fluctuated widely, and is affected by numerous factors beyond our control including, but not limited to, international, economic and political trends, expectations of inflation, currency exchange fluctuations, central bank activities, interest rates, global or regional consumption patterns and speculative activities. The effect of these factors on the price of gold, and therefore the economic viability of any of our projects, cannot accurately be predicted. Any drop in the price of gold would adversely affect our asset values, cash flows, potential revenues and profits.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which Vista Gold has direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, Vista Gold could elect not to insure itself against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

Reserve calculations are estimates only, subject to uncertainty due to factors including metal prices, inherent variability of the ore, and recoverability of metal in the mining process.

There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and ore may vary depending on metal prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Our exploration and development operations are subject to environmental regulations, which could result in our incurring additional costs and operational delays.

All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our projects. We are currently subject to environmental regulations with respect to our properties in Nevada, California and Idaho in the United States, as well as Bolivia, Mexico and Indonesia.

The Hycroft mine in Nevada occupies private and public lands. The public lands include unpatented mining claims on lands administered by the U.S. Bureau of Land Management, Nevada State Office. These claims are governed by the laws and regulations of the U.S. federal government and the state of Nevada.

U.S. Federal Laws

The U.S. Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project we undertake.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Our mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict, joint and several liability on parties associated with releases or threats of releases of hazardous substances. Those liable groups include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. We cannot predict the potential for future CERCLA liability with respect to our Nevada property or surrounding areas.

Nevada Laws

At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires the Hycroft mine to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, we are required to hold Nevada Reclamation Permits required under NRS 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination, and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

California Laws

A new mining operation in California, such as the Long Valley project, which is on Federal unpatented mining claims within a National Forest, would require obtaining various Federal, State and local permits. Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil, and socioeconomic parameters. An Environmental Impact Statement (“EIS”) would be required for any mining activities proposed on public lands. A Plan of Operations/Reclamation Plan would be required. Also required would be permits for waste-water discharge and wetland disturbance (dredge and fill); a county mining plan and reclamation plan; a county mining operations permit; special use permits from the U.S. Forest Service; and possibly others. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process. Possible county zoning and building permits and authorization may be required. Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If our project is found to significantly adversely impact any of these baseline conditions, we could incur significant costs to correct the adverse impact, or delay the start of production. In addition, on December 12, 2002, California adopted a “Backfilling Law” requiring open-pit surface mining operations for metallic minerals to back-fill the mines. While we have determined that the geometry of our Long Valley project would lend itself to compliance with this law, future adverse changes to this law could have a corresponding adverse impact on our financial performance and results of operations, for example, by requiring changes to operating constraints, technical criteria, fees or surety requirements.

Idaho Laws

Permitting a mining operation, such as Yellow Pine, located on patented mining claims within a National Forest in Idaho would require obtaining various Federal, State and local permits under the coordination of the Idaho Joint Review Process (“JRP”). Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil and socioeconomic parameters. An Environmental Impact Statement would be required for any mining activities proposed on public lands. Permits would also be required for storm-water discharge; wetland disturbance (dredge and fill); surface mining; cyanide use, transport and storage; air quality; dam safety (for water storage and/or tailing storage); septic and sewage; water rights appropriation; and possibly others. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process. Possible county zoning and building permits and authorization may be required. Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If our project is found to significantly adversely impact any of these baseline conditions, we could incur significant costs to correct the adverse impact, or might have to delay the start of production.

Bolivia Laws

We are required under Bolivian laws and regulations to acquire permits and other authorizations before we can develop and mine the Amayapampa project. In Bolivia there is relatively new comprehensive environmental legislation, and the permitting and authorization process may be less established and less predictable than in the United States. While we have all the necessary permits to place the Amayapampa project into production, when a production decision is reached, these permits will need to be re-affirmed and there can be no assurance that we will be able to acquire updates to necessary permits or authorizations on a timely basis. Delays in acquiring any permit or authorization update could increase the development cost of the Amayapampa project, or delay the start of production.

Under Bolivian regulations, the primary component of environmental compliance and permitting is the completion and approval of an environmental impact study known as Estudio de Evaluacion de Impacto Ambiental (“EEIA”), which we submitted in 1997 and was subsequently approved. The EEIA provides a description of the existing environment, both natural and socio-economic, at the project site and in the region; interprets and analyzes the nature and magnitude of potential environmental impacts that might result from project activities; and describes and evaluates the effectiveness of the operational measures planned to mitigate the environmental impacts. Baseline environmental conditions, including meteorology and air quality, hydrological resources and surface water, are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If our project is found to significantly adversely impact any of these baseline conditions, we could incur significant costs to correct the adverse impact, or might have to delay the start of production.

Mexico Laws

We are required under Mexican laws and regulations to acquire permits and other authorizations before the Paredones Amarillos or Guadalupe de los Reyes projects can be developed and mined. Since the passage of Mexico’s 1988 General Law on Ecological Equilibrium and Environmental Protection, a sophisticated system for environmental regulation has evolved. In addition, North American Free Trade Agreement (“NAFTA”) requirements for regulatory standards in Mexico equivalent to those of the U.S. and Canada have obligated the Mexican government to continue further development of environmental regulation. Most regulatory programs are implemented by various divisions of the Secretariat of Environment and Natural Resources of Mexico (“SEMARNAT”). While we have the necessary permits to place the Paredones Amarillos project into production, there can be no assurance that we will be able to acquire updates to necessary permits or authorizations on a timely basis. Likewise, there can be no assurance that we will be able to acquire the necessary permits or authorizations on a timely basis to place the Guadalupe de los Reyes project into production. Delays in acquiring any permit, authorization or updates could increase the development cost of the Paredones Amarillos project or the Guadalupe de los Reyes project, or delay the start of production.

The most significant environmental permitting requirements, as they relate to the Paredones Amarillos and the Guadalupe de los Reyes projects are developing reports on environmental impacts; regulation and permitting of discharges to air, water and land; new source performance standards for specific air and water pollutant emitting sources; solid and hazardous waste management regulations; developing risk assessment reports; developing evacuation plans; and monitoring inventories of hazardous materials. If the Paredones Amarillos or the Guadalupe de los Reyes projects are found to not be in compliance with any of these requirements, we could incur significant compliance costs, or might have to delay the start of production.

Indonesia Laws

We are required under Indonesian laws and regulations to acquire permits and other authorizations before our current Indonesian mining project, the Awak Mas project, can be developed and mined. In Indonesia, environmental legislation plays a significant role in the mining industry. Various environmental documents such as the Analysis of Environmental Impact (“AMDAL”) concerning the Awak Mas project, covering studies on, inter alia, air, water, sand, pollution, hazardous and toxic wastes and reclamation of mining area, must be prepared and submitted to the Ministry of Environment for approval. In addition, we are also required to submit periodical environmental reports to the relevant environmental government agencies pursuant to the AMDAL and other required environmental licenses (e.g. license for tailing waste).

The preparation of AMDAL documents and other relevant environmental license documents involves incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Indonesian government also has administrative discretion not to approve AMDAL documents or grant the required environmental licenses (including any renewal or extensions of such documents). All these conditions may delay the production activity of the Awak Mas project.

Failure to meet all of the requirements with respect to the above environmental documents, licensing and report submissions could cause us to be subject to administrative and criminal sanctions as well as fines. In extreme cases, the administrative sanctions can also be imposed in the form of revocation of our business license and the contract of work that we have with the Indonesian Government.

As well, from time to time the implementation of the Regional Autonomy Law in Indonesia can cause uncertainty as to the existence and applicability of national and regional regulations (including in the environmental sector). Often regional regulations are in conflict with higher regulations that apply nationally. As a result we may incur cost and time to manage any issues which may arise and that could possibly affect the overall mining activity of the Awak Mas project.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. Vista Gold also competes with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other gold companies for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate gold projects.

We may be unable to raise additional capital on favorable terms.

The exploration and development of our development properties, specifically the construction of mining facilities and commencement of mining operations, may require substantial additional financing. Significant capital investment is required to achieve commercial production from each of our non-producing properties. We will have to raise additional funds from external sources in order to maintain and advance our existing property positions and to acquire new gold projects. There can be no assurance that additional financing will be available at all or on acceptable terms and, if additional financing is not available, we may have to substantially reduce or cease our operations.

Some of our directors may have conflicts of interest as a result of their involvement with other natural resource companies.

Some of our directors are directors or officers of other natural resource or mining-related companies. Robert A. Quartermain is President and a director of Silver Standard Resources Inc., and is a director of Canplats Resources Corporation, Radiant Resources, Inc., IAMGold Corporation and Strathmore Minerals Corp. C. Thomas Ogryzlo is the President, CEO and a director of Polaris Geothermal Inc., and is a director of Tiomin Resources Inc., Birim Goldfields Inc., Plata Peru Mining Inc. and Baja Mining Corp. Michael B. Richings, who is also our President and Chief Executive Officer, is a director of Triumph Gold Corp. (successor to IMC Ventures), which holds interests in mining properties. John Clark is a director of Alberta Clipper Energy Inc. (a Canadian oil and gas exploration company) and CFO and a director of Polaris Geothermal Inc. W. Durand Eppler is Chief Executive Officer and a director of Coal International PLC and a director of Augusta Resource Corporation. These associations may give rise to conflicts of interest from time to time. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict to a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. In appropriate cases, the company in question will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. In accordance with the laws of the Yukon Territory, the directors of all Yukon Territory companies are required to act honestly, in good faith and in the best interests of a company for which they serve as a director.

There may be challenges to our title in our mineral properties.

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and development programs.

Our property interests in Bolivia, Mexico and Indonesia are subject to risks from political and economic instability in those countries.

We have property interests in Bolivia, Mexico and Indonesia, which may be affected by risks associated with political or economic instability in those countries. The risks include, but are not limited to: military repression, extreme fluctuations in currency exchange rates, labor instability or militancy, mineral title irregularities and high rates of inflation. Changes in mining or investment policies or shifts in political attitude in Bolivia, Mexico or Indonesia may adversely affect our business. We may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted.

Our financial position and results are subject to fluctuations in foreign currency values.

Because we have mining exploration and development operations in North and South America and in Indonesia, we are subject to foreign currency fluctuations, which may materially affect our financial position and results. We do not engage in currency hedging to offset any risk of currency fluctuations.

We measure and report our financial results in U.S. dollars. We have mining projects in Bolivia, Mexico and Indonesia, and we are looking for other projects elsewhere in the world. Economic conditions and monetary policies in these countries can result in severe currency fluctuations.

Currently all our material transactions in Mexico, Bolivia and Indonesia are denominated in U.S. dollars. However, if we were to begin commercial operations in any of these or other countries, it is possible that material transactions incurred in the local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred. This could have the effect of undermining profits from operations in that country.

The market price of our common shares could decrease as a result of the impact of the significant increase in the number of our outstanding shares that may result from exercise of warrants pursuant to our equity issuances in 2002-2005, and from exercise of options.

At November 9, 2005, we had outstanding 20,386,834 common shares. Of the 4,554,505 shares being offered by our selling security holders under this prospectus, 2,168,812 are currently outstanding and therefore are already reflected in our total outstanding shares, and the remaining 2,385,693 are issuable upon exercise of warrants. An additional 4,644,979 shares are issuable upon exercise of other warrants, including warrants issued upon conversion of debentures, all as acquired from Vista Gold in private placement and property acquisition transactions in 2002, 2003 and 2004, as described in previous filings with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2004. We also have outstanding options to purchase 875,625 shares. If all of the warrants and options are exercised, the number of our currently outstanding shares would increase by approximately 39%, to 28,293,131. The impact of the issuance of a significant amount of common shares from these warrant and option exercises may place substantial downward pressure on the market price of our common shares.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors and officers.

Vista Gold is a Canadian corporation and certain of its directors and officers are neither citizens nor residents of the United States. A substantial part of the assets of several of these persons, and of Vista Gold, are located outside the United States. As a result, it may be difficult or impossible for an investor:

•	to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and Vista Gold; or

•	to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and Vista Gold.

USE OF PROCEEDS

Vista Gold will not receive any proceeds from the sale of the common shares offered by the selling security holders.

SELLING SECURITY HOLDERS

The selling security holders identified in the following table are offering for sale a total of 4,554,505 common shares. These shares include 2,168,812 common shares currently owned by selling security holders and 2,385,693 shares issuable upon exercise of warrants. We issued the shares and warrants to the selling security holders in connection with a private placement financing that we completed on September 23, 2005. In this financing, we issued 2,168,812 units, each consisting of one common share and one common share purchase warrant, at a price of $3.60 per unit, for an aggregate purchase price of $7,807,723. Each warrant will entitle the holder to acquire one common share at an exercise price of $4.10 for a period of two years from the date of issue. As discussed below, we issued an additional 216,881 warrants, having the same terms as the unit warrants, to a finder in the transaction. We agreed in connection with this transaction to register all shares issuable in the transaction including shares issuable upon exercise of warrants. Starting six months after the share registration is declared effective, if our closing common share price on the American Stock Exchange is $5.40 or more for 20 consecutive trading days, then for 15 business days, we will have the option to request that the warrants be exercised. Any warrants not exercised within 15 business days following our request would be deemed canceled.

The transaction was priced as of August 25, 2005. The common share component of the unit represented substantially all of the unit value. On August 25, 2005, the closing price for our common shares on the American Stock Exchange was $3.58. Global Resource Investments Ltd. and Quest Securities Corporation served as finders in this transaction. We paid Global Resource a cash finder’s fee equal to 6% of the gross proceeds of the private placement. As the finder’s fee for Quest Securities, we issued to Quest Securities 216,881 warrants, that number being 10% of the number of units issued in the private placement. Our net proceeds were approximately $7,245,000 after commissions and costs. The net proceeds will allow us to continue with our strategy of acquiring additional gold resources, as suitable opportunities arise; improving our gold projects through additional drilling, re-engineering and feasibility studies; and provide for on-going administration costs.

The selling security holders may offer their common shares for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers.

The following table sets forth, as of November 9, 2005, the number of shares being held of record or beneficially by the selling security holders that may be offered under this prospectus, all of which is based upon information currently available to us.

	Beneficial Ownership of Shares Prior to Offering (1)			Beneficial Ownership of Shares After Offering (2)
Name of Selling Security Holder	Number	Percent	Number of Shares Offered Hereby (3)	Number	Percent
Jon S. Lore and Alice Faye Lore JTWROS	13,500	*	9,000	4,500	*
Adrian Day	36,000	*	11,000	25,000	*
Adventure Seekers Travel Inc. (4)	131,366	*	64,000	67,366	*
Agora, Inc. (5)	60,000	*	40,000	20,000	*
Angus McLeod	11,000	*	11,000	0	*
Anthony & Elizabeth Harnack TTEEs, Harnack Family Trust #2 UAD 10/27/87	215,156	1.0%	150,000	65,156	*
Anthony E. Harnack II Trustee, Anthony E. Harnack II Trust #2 UAD 01/01/2004	41,200	*	21,200	20,000	*
Antonio Cucalon and Rosario Cucalon, TTEEs The Cucalon Living Trust UAD 7/14/84	19,000	*	8,000	11,000	*
Antony Herrey TTEE, Antony Herrey Pen Plan & Trust DTD 1/1/85 FBO Employee Plan Participants	11,000	*	11,000	0	*
Argentaurus Capital Limited (6)	11,300	*	8,000	3,300	*
Barry Chappell	11,000	*	11,000	0	*
Barry E. Powell	13,000	*	12,000	1,000	*
Barry Mohr TTEE, Mohr Separate Property Trust UAD 11/27/01	11,000	*	11,000	0	*
Belltown Capital Partners, LP (7)	50,000	*	50,000	0	*

	Beneficial Ownership of Shares Prior to Offering (1)			Beneficial Ownership of Shares After Offering (2)
Name of Selling Security Holder	Number	Percent	Number of Shares Offered Hereby (3)	Number	Percent
Boulger Family Trust UAD 3/17/79 Richard C. Boulger TTEE	8,300	*	8,300	0	*
Brelenickugh Investments Ltd., Helen K. Campbell and Brent Campbell, Mgr.	20,000	*	20,000	0	*
Brent Cook	10,000	*	10,000	0	*
Brian Batt	27,000	*	12,000	15,000	*
Brian Walker & Patricia Walker TTEEs, Walker Living Trust UAD 5/20/02	23,000	*	20,000	3,000	*
Bruce Cribley and Linda Payne, TTEEs Payne Cribley Family Trust UAD 11/15/90	6,000	*	6,000	0	*
Caldwin and Gaye Cranor TIC	15,000	*	10,000	5,000	*
Carl Cohen	30,000	*	20,000	10,000	*
Charles E. Koehn Jr.	40,000	*	20,000	20,000	*
Charles F. Rick TTEE, Charles F. Rick Revoc. Trust UAD 10/5/1989	8,000	*	6,000	2,000	*
Charles Hill & Richard Utley & JLT Ltd., TTEEs of the Oakland Energy (UK) Ltd. Retirement Benefit Scheme (8)	50,000	*	20,000	30,000	*
Charles Plambeck and Gae Plambeck Co-Trustees, Plambeck Rev Trust UAD 4-29-99	40,000	*	40,000	0	*
Charles Zeek & T. Marieta Zeek TTEEs Zeek Family Trust UAD 6/8/01	22,500	*	20,000	2,500	*
Christman Family Living Trust UAD 2-5-1980, Robert L. and Marilyn L. Christman TTEEs	15,500	*	9,000	6,500	*
Daniel Martinez	100,000	*	30,000	70,000	*
Dante J. Gallinetti Trustee, Dante J. Gallinetti Trust UAD 2/17/04	24,000	*	16,000	8,000	*
David E. Albrecht Jr.	40,000	*	20,000	20,000	*
David and Barbara Gralnek, Joint Tenants	13,800	*	10,000	3,800	*
David M. Cole	6,000	*	6,000	0	*
David Lambard	13,500	*	9,000	4,500	*
David Rotman TTEE, David Rotman Attorney At Law PSP UAD 03/23/90, FBO David Rotman	30,000	*	20,000	10,000	*
Delynn Hurley	8,000	*	8,000	0	*

	Beneficial Ownership of Shares Prior to Offering (1)			Beneficial Ownership of Shares After Offering (2)
Name of Selling Security Holder	Number	Percent	Number of Shares Offered Hereby (3)	Number	Percent
Dennis W. Beldner TTEE, Dennis W. Beldner Rev. Liv. Trust U/A 04/20/1994	8,000	*	8,000	0	*
Don Harshbarger	22,000	*	20,000	2,000	*
Donal Gallagher	8,000	*	8,000	0	*
Donald Gratz & Janice Gratz TTEEs Gratz Family Trust UAD 11/13/01	7,000	*	6,000	1,000	*
Donny Smith and Lynn Smith, Joint Tenants	22,000	*	12,000	10,000	*
Dorothy R. Minch and Walter Minch TTEEs, Dorothy R. Minch Trust UDT 05/18/90	31,900	*	10,000	21,900	*
Douglas E. Metcalf	20,000	*	20,000	0	*
Douglas Mica	10,000	*	9,000	1,000	*
Douglas R. Casey, TTEE MPP DTD 12/31/73, FBO Douglas R. Casey	60,000	*	30,000	30,000	*
J. Clay Freeny and Phyllis Freeny, Joint Tenants	16,000	*	6,000	10,000	*
The Dresser Family Trust UTD 8/23/1994 Hugh W. Dresser and/or Joyce A. Dresser, Trustees	26,000	*	10,000	16,000	*
E. Zimmerman Boulos	13,800	*	13,800	0	*
Edward H. Grout	28,000	*	16,000	12,000	*
Edward H. Grout and Sharon G. Bush, Joint Tenants	36,000	*	24,000	12,000	*
Edward Leatherman	30,000	*	20,000	10,000	*
Edward Mercaldo and Karen Mercaldo Co-TTEES Mercaldo Family Trust DTD 10-08-02	110,024	*	110,024	0	*
Elaine P. Ward Trustee, Elaine P. Ward Trust U/A DTD 7/18/02	10,000	*	10,000	0	*
Eleanor Weeks & Herbert Weeks TTEEs, Eleanor M. Weeks Rev Trust UAD 4/29/99	28,600	*	16,600	12,000	*
Elliot Israel	8,300	*	8,300	0	*
Eric F. Yuhl TTEE, Eric F. Yuhl Professional Corp. Def. Bene. Plan DTD 06/07/04, FBO Plan Participants	51,000	*	20,000	31,000	*
Far Away Horizons Corporation (9)	20,000	*	6,000	14,000	*
Ferdinard F. Becker Jr. TTEE Ferdinard F. Becker Jr. Trust UDT 7/10/03	12,000	*	12,000	0	*

	Beneficial Ownership of Shares Prior to Offering (1)			Beneficial Ownership of Shares After Offering (2)
Name of Selling Security Holder	Number	Percent	Number of Shares Offered Hereby (3)	Number	Percent
Frederick Hilgert	7,400	*	5,400	2,000	*
Gary Vlahovich	14,400	*	12,000	2,400	*
Gary A. Wilson	6,000	*	6,000	0	*
Gene Lennartz	10,000	*	8,000	2,000	*
Gentling Investments LLC (10)	300,000	1.5%	100,000	200,000	*
George Haffner & Joan Haffner TIC	8,000	*	8,000	0	*
George R. Gaubatz	12,100	*	8,300	3,800	*
George Sterne TTEE, Sterne Family Trust U/A DTD 03-23-1983	16,500	*	14,000	2,500	*
Glenn Investments LP, Attn: Floyd Harlan (11)	8,300	*	8,300	0	*
Gordon Holmes & Kari Holmes TTEEs, Gordon and Kari Holmes Rev Trust UAD 03/07/00	13,800	*	13,800	0	*
Guy Hartle	22,000	*	20,000	2,000	*
Harriet C. Utley	40,000	*	20,000	20,000	*
Herman Odum	11,000	*	8,000	3,000	*
Audrey M. Hilgert	17,000	*	11,000	6,000	*
Horace Luhn	11,000	*	10,000	1,000	*
Intermark International Group Inc. (12)	7,200	*	7,200	0	*
Iroquois Master Fund Ltd. (13)	1,200,000	5.7%	600,000	600,000	2.4%
Jackie and James Sorensen, Joint Tenants	50,000	*	20,000	30,000	*
Jaime L. Matta	98,000	*	20,000	78,000	*
James A. Powell	21,700	*	20,000	1,700	*
James T. Moloney	7,000	*	6,000	1,000	*
James Timpson	8,000	*	8,000	0	*
James Welch and Dange Welch, Joint Tenants	14,000	*	13,000	1,000	*
Jay R. Begun TTEE, E&J Begun Family Trust UAD 8/9/84	18,000	*	8,000	10,000	*
Jerome Z. Ginsburg	200,000	1.0%	80,000	120,000	*
John B. Selden	20,000	*	20,000	0	*
John D. Marsh	70,000	*	30,000	40,000	*
John R. Deputy (14)	20,000	*	20,000	0	*
John E. Donovan TTEE, JBD Trust #1 DTD 10-1-2001	12,000	*	6,000	6,000	*
John Lindal and Roberta Lindal, Joint Tenants	30,000	*	20,000	10,000	*

	Beneficial Ownership of Shares Prior to Offering (1)			Beneficial Ownership of Shares After Offering (2)
Name of Selling Security Holder	Number	Percent	Number of Shares Offered Hereby (3)	Number	Percent
John Montfort	170,000	*	80,000	90,000	*
John T. Potts, Jr. and Marjorie J. Potts, JTWROS	24,000	*	12,000	12,000	*
John Weaver Trustee, John D. Weaver Trust UAD 9/30/86	22,000	*	10,000	12,000	*
Johnnie Eubank and Patsy Eubank, Joint Tenants	14,000	*	10,000	4,000	*
Jon Black & Kerri Hakoda, Joint Tenants	14,700	*	12,000	2,700	*
Joseph Ferraccio and Barbara Ferraccio, JT	33,402	*	28,000	5,402	*
Joseph Litner	40,000	*	40,000	0	*
Joy and John Heyrman, Joint Tenants	6,000	*	6,000	0	*
June Jenson and David Jenson, JT	33,500	*	9,000	24,500	*
Justin McCarthy Miller TTEE Justin McCarthy Miller Trust UAD 12/01/92	8,000	*	8,000	0	*
Keith M. Harnish & Antha Newport Harnish, TTEEs Harnish Family Trust UAD 8-19-94	16,000	*	10,000	6,000	*
Kenneth Metcalfe	40,000	*	24,000	16,000	*
Kenneth Roberts and Natalee Roberts JTWROS	15,000	*	6,000	9,000	*
Khushro Ghandhi	40,000	*	40,000	0	*
L. Kenneth Countryman TTEE, L. Kenneth Countryman PSP UDT 8-1-88 (as amended)	27,000	*	18,000	9,000	*
Larry Adelman and Carol Adelman TIC	14,000	*	14,000	0	*
Loren J. Majeres Trust UAS 5/22/02 Loren Majeres, TTEE	12,000	*	12,000	0	*
Lu Bo Yu	11,000	*	8,000	3,000	*
Lyle Bonge	8,000	*	8,000	0	*
Marathon Resource Partners I, L.P. (15)	100,000	*	100,000	0	*
Mark Merriman	20,000	*	20,000	0	*
Marv Anderson and Nancy Chandra JT	20,000	*	10,000	10,000	*
Mathew Ackert and Lorraine Mesagna JTWROS	9,300	*	8,300	1,000	*
McGunnigle Family Ltd Partners, Raymond P. McGunnigle and Beth Ann McGunnigle Gen Ptrnrs (16)	11,600	*	10,000	1,600	*
Michael Kosowan	10,000	*	10,000	0	*

	Beneficial Ownership of Shares Prior to Offering (1)			Beneficial Ownership of Shares After Offering (2)
Name of Selling Security Holder	Number	Percent	Number of Shares Offered Hereby (3)	Number	Percent
Michael Opie & Tamar Gluska TTEEs The Opie-Gluska Family Trust UAD 5-20-99	8,300	*	8,300	0	*
Mickey A. Howard	28,000	*	28,000	0	*
Norman T. Olsen	19,000	*	11,000	8,000	*
Oakland Energy UK Investment Acct (17)	40,000	*	20,000	20,000	*
Ortho MEK Family Ltd. Partnership (18) William T. Mahan Gen. Partner	25,000	*	20,000	5,000	*
Pratik Sharma and Patrice L. Yang-Sharma JT	19,000	*	12,000	7,000	*
Paula Timpson	12,000	*	12,000	0	*
Peter Barbara	7,000	*	6,000	1,000	*
Peter Gianulis	60,000	*	60,000	0	*
Peter H. Walton	8,000	*	8,000	0	*
Philip Sharples, Joan Facemire & David Hildebrandt TTEEs The Philip P. Sharples 1994 Family Trust UAD 5/16/94	20,000	*	20,000	0	*
Bruce Plaut, Trustee for Plaut Account Inc Rtmnt Plan Trust UAD 10-5-88	30,000	*	20,000	10,000	*
PR Consulting Ltd. (19)	8,000	*	8,000	0	*
Ralph Payton and Evelyn Payton Community Property	11,000	*	11,000	0	*
Randy Perillo	10,000	*	10,000	0	*
Ravi and Sajani Yalamanchili JT	13,500	*	10,000	3,500	*
Ravindra and Manisha Mehta, JT	6,000	*	6,000	0	*
RBC Dain Rauscher CFBO Bryce Rhodes	103,366	*	36,000	67,366	*
RBC Dain Rauscher CFBO Donald Brubeck	8,300	*	8,300	0	*
RBC Dain Rauscher CFBO Greg Jones IRA	17,400	*	17,400	0	*
RBC Dain Rauscher CFBO Hans H. Reske IRA	17,000	*	16,000	1,000	*
RBC Dain Rauscher CFBO James Thaidigsman IRA	11,000	*	11,000	0	*
RBC Dain Rauscher CFBO John Mitchell	60,000	*	60,000	0	*
RBC Dain Rauscher CFBO John R. Deputy IRA (14)	20,000	*	20,000	0	*

	Beneficial Ownership of Shares Prior to Offering (1)			Beneficial Ownership of Shares After Offering (2)
Name of Selling Security Holder	Number	Percent	Number of Shares Offered Hereby (3)	Number	Percent
RBC Dain Rauscher CFBO Justin A. Woyke IRA	20,000	*	20,000	0	*
RBC Dain Rauscher CFBO Marvin Berkman IRA	90,000	*	20,000	70,000	*
RBC Dain Rauscher CFBO Mary S. Gibbons IRA	30,000	*	30,000	0	*
RBC Dain Rauscher CFBO Merry Lee Carnall	61,000	*	30,000	31,000	*
RBC Dain Rauscher CFBO Norman Rumpf IRA	8,300	*	8,300	0	*
RBC Dain Rauscher CFBO Robert Frederick	10,000	*	10,000	0	*
RBC Dain Rauscher CFBO Ronald Buck IRA	25,000	*	20,000	5,000	*
RBC Dain Rauscher CFBO Stella B. Williams IRA	10,000	*	10,000	0	*
RBC Dain Rauscher CFBO Thomas Morton	8,300	*	8,300	0	*
Richard J. Maybury and Marilyn Maybury	55,500	*	55,500	0	*
Richard K. Taylor and Karen C. Taylor TTEEs Taylor Family Trust U/A DTD 11/27/2001	280,000	1.4%	180,000	100,000	*
Robert H. Chaney and Jereann H. Chaney TIC	311,500	1.5%	100,000	211,500	*
Robert Gingras	25,500	*	17,000	8,500	*
Robert Ohlwiler and Anita Ohlwiler TTEES Robert Ohlwiler Trust UAD 02/10/03	22,750	*	20,000	2,750	*
Robert F. Vance	9,000	*	6,000	3,000	*
Rodney McIntyre TTEE Rodney McIntyre Trust UAD 5/1/01	8,000	*	8,000	0	*
Ronald F. Cosgrave	7,000	*	6,000	1,000	*
Ronald D. Mercaldo	20,000	*	20,000	0	*
Ronald Orman	18,600	*	10,000	8,600	*
Sidney and Shirley Childers JT	8,000	*	8,000	0	*
Staudt Holdings LLC, Attn: Richard Staudt (20)	5,800	*	5,800	0	*
Stephen J. Gambone and Isabella Caloia-Gambone JT	18,800	*	16,600	2,200	*

	Beneficial Ownership of Shares Prior to Offering (1)			Beneficial Ownership of Shares After Offering (2)
Name of Selling Security Holder	Number	Percent	Number of Shares Offered Hereby (3)	Number	Percent
Stephen B. Schein TTEE Schein Family Trust DTD 5-9-95	20,000	*	10,000	10,000	*
Steven Collier and Annette Collier JT	20,000	*	20,000	0	*
Grant D. Sullivan TTEE Grant D. Sullivan Trust U/A DTD 10-4-91	8,000	*	8,000	0	*
Clifton R. Scudder GP, Tapawingo Family Ltd. A Partnership (21)	6,000	*	6,000	0	*
Thomas and Particia Ingman Co-TTEES, Ingman Family Rev Trust	16,000	*	16,000	0	*
Thomas Bridges	16,000	*	6,000	10,000	*
Thomas Y. Gibson III and Darlene Gibson JT	28,000	*	28,000	0	*
Thomas B. Harrington	8,000	*	7,000	1,000	*
Thomas McWilliams	14,000	*	14,000	0	*
Thomas F. Tenowich and Joan H. Tenowich TTEEs, T & J Production Inc. Retirement Trust DTD 11/22/1995 (22)	6,000	*	6,000	0	*
Timothy Taylor and Derrick Taylor JTWROS	70,000	*	40,000	30,000	*
Tod W. Siefert	8,000	*	8,000	0	*
Tracy Siddall	40,000	*	20,000	20,000	*
Troy Davis	10,000	*	10,000	0	*
Utley Interests Inc. (23)	40,000	*	20,000	20,000	*
Vedant Mimani	14,000	*	10,000	4,000	*
Verl A. Jensen	8,000	*	8,000	0	*
Vincent Foley	11,000	*	10,000	1,000	*
Warren Lovell Trustee, T. Lovell Alpha LP Investment Trust (24)	8,300	*	8,300	0	*
Wellington Foods Inc. (25)	30,000	*	30,000	0	*
White Lake Enterprises Inc. Attn: Clyde Didier (26)	8,000	*	8,000	0	*
William E. Horky	8,300	*	8,300	0	*
William Meng and Elizabeth Meng JTWROS	45,000	*	20,000	25,000	*
William S. Selden	60,000	*	30,000	30,000	*
William Sorensen and Susan Sorensen TTEEs, Restated Sorensen Family Trust UAD 8/22/01	22,000	*	20,000	2,000	*

	Beneficial Ownership of Shares Prior to Offering (1)			Beneficial Ownership of Shares After Offering (2)
Name of Selling Security Holder	Number	Percent	Number of Shares Offered Hereby (3)	Number	Percent
Brant Investments Limited (27)	100,000	*	60,000	40,000	*
Haywood Securities, Inc. ITF Richard Bullock	60,000	*	60,000	0	*

Quest Securities Corporation	216,881	1.1%	216,881	0	*
TOTAL	7,273,045	30.0%	4,554,505	2,718,540	10.3%

*	Represents less than 1% of the outstanding common shares.

(1)	Applicable percentage of ownership is based on 20,386,834 common shares outstanding as of November 9, 2005, plus any securities held by such holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other common shares, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of common shares that each selling security holder will own upon completion of this offering. See Note (3) below concerning assumptions made, for purposes of this table, as to shares to be sold in this offering.

(3)	Represents the total number of (i) common shares issued to the selling security holder in the private placement transaction and (ii) shares issuable to the holder upon exercise of warrants acquired in the private placement transaction; assumes in all cases that all shares in (i) and (ii) are sold pursuant to this offering and that no other common shares are acquired or disposed of by the selling security holders prior to the termination of this offering.

(4)	Each of Bryce W. Rhodes and Susan W. Rhodes has investment control and voting control over the above securities.

(5)	Each of William Bonner, Miles Noren and Robert Compton has investment control and voting control over the above securities.

(6)	Each of Jordan Eliseo, Paul Hickey and Ben Lee has investment control and voting control over the above securities.

(7)	Robert Tarangelo, Managing Member of the General Partner of Belltown Capital Partners, has investment control and voting control over the above securities.

(8)	Registered owner is a corporate retirement plan organized under United Kingdom law, whose sole beneficiary is Richard Utley. He has investment control and voting control over the above securities. See also Notes (17) and (23). Aggregate ownership prior to and after offering is less than 1% of the outstanding common shares.

(9)	Each of Marcus T. Mussa, David Solomon and Lowell S. Fink has investment control and voting control over the above securities.

(10)	Each of Darcy Gentling and Sasha Gentling has investment control and voting control over the above securities.

(11)	Floyd L. Harlan has investment control and voting control over the above securities.

(12)	Each of Sara L. DeNunez, Ana Graciela De Bernat and Lorena Lee has investment control and voting control over the above securities.

(13)	Joshua Silverman has investment control and voting control over the above securities.

(14)	Aggregate ownership prior to and after offering is less than 1% of the outstanding common shares.

(15)	Robert Mulin has investment control and voting control over the above securities.

(16)	Each of Raymond McGunnigle and Beth Ann McGunnigle has investment control and voting control over the above securities.

(17)	Richard Utley has investment control and voting control over the above securities. See also Notes (8) and (23). Aggregate ownership prior to and after offering is less than 1% of the outstanding common shares.

(18)	Dr. William T. Mahon has investment control and voting control over the above securities.

(19)	Paul Kullich has investment control and voting control over the above securities.

(20)	Richard Staudt has investment control and voting control over the above securities.

(21)	Clifton R. Scudder has investment control and voting control over the above securities.

(22)	Each of Thomas and Joan Tenovich has investment control and voting control over the above securities.

(23)	Richard Utley has investment control and voting control over the above securities. See also Notes (8) and (17). Aggregate ownership prior to and after offering is less than 1% of the outstanding common shares.

(24)	Warren W. Lovell has investment control and voting control over the above securities.

(25)	Each of Anthony E. Harnack and Elizabeth Harnack has investment control and voting control over the above securities.

(26)	Clyde Didier has investment control and voting control over the above securities.

(27)	The beneficial owner of the securities is Middlemarch Partners Limited. Cecilia M. Kershaw has investment control and voting control over the above securities.

PLAN OF DISTRIBUTION

Vista Gold is registering the shares on behalf of the selling security holders. We will pay all expenses in connection with the registration of the common shares being sold by the selling security holders, except for the fees and expenses of any counsel and other advisors that any selling security holders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares. Vista Gold will not receive any of the proceeds of the sale of the shares offered by the selling security holders.

The selling security holders have not advised us of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time by the selling security holders or by pledgees, donees, transferees or other successors in interest on a best efforts basis without an underwriter. Such sales may be made on the American Stock Exchange, the Toronto Stock Exchange, any exchange upon which our shares may trade in the future, over-the-counter, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in transactions to cover short sales;

•	through a combination of any such methods of sale; or

•	in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling security holders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling security holders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time the selling security holders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling security holder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling security holder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Upon our being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling security holder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	any commissions paid or discounts or concessions allowed to such broker-dealer(s); and

•	other facts material to the transaction.

In order to comply with the securities laws of certain jurisdictions the shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

DESCRIPTION OF CAPITAL STOCK

We have authorized an unlimited number of common shares, no par value per share, and an unlimited number of shares of preferred stock, no par value per share. Our common shareholders are entitled to one vote per share on all matters on which holders of common shares are entitled to vote and do not have any cumulative voting rights. Subject to the rights of holders of shares of any series of preferred stock, our common shareholders are entitled to receive such dividends as our board of directors may declare, out of legally available funds. Holders of common shares have no pre-emptive, conversion, redemption, subscription or similar rights. If Vista Gold were to be liquidated, dissolved or wound up, common shareholders would be entitled to share equally in any of our assets legally available for distribution after we satisfy any outstanding debts and other liabilities as well as any amounts that might be due to holders of preferred stock, if any.

Our shares of authorized preferred stock are undesignated. Our board or directors has authority, without seeking stockholder approval, to determine the designation, preferences, rights and other privileges for any series of preferred stock that the board of directors may designate, which could include preferences on liquidation or as to dividends, voting rights including the right to vote as a separate class on certain corporate events or to elect directors designated by the holders of such series, and rights to conversion or redemption of their shares and other matters. Our board of directors has not as of the date of this prospectus designated and issued any shares of our preferred stock.

We have no charter or by-law provisions that would delay, defer or prevent a change in control of Vista Gold.

LEGAL MATTERS

The validity of the common shares being offered hereby has been passed upon for Vista Gold Corp. by Campion Macdonald of Whitehorse, Yukon Territory, Canada.

EXPERTS

The consolidated financial statements of Vista Gold Corp. appearing in our Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the above address or from the SEC’s Internet site.

Our world wide web address is www.vistagold.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-9025) prior to the sale of all the common shares covered by this prospectus:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005 (subsequently amended; see (12) below);

(2) Our Current Report on Form 8-K filed with the SEC on January 5, 2005;

(3) Our Current Report on Form 8-K filed with the SEC on January 21, 2005;

(4) Our Current Report on Form 8-K filed with the SEC on January 28, 2005;

(5) Our Current Report on Form 8-K filed with the SEC on March 4, 2005;

(6) Our Current Report on Form 8-K filed with the SEC on April 4, 2005;

(7) Our Current Report on Form 8-K filed with the SEC on April 20, 2005;

(8) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005 (subsequently amended; see (13) below);

(9) Our Current Report on Form 8-K filed with the SEC on May 16, 2005;

(10) Our Current Report on Form 8-K filed with the SEC on July 22, 2005;

(11) Our Current Report on Form 8-K filed with the SEC on August 5, 2005;

(12) Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on August 12, 2005;

(13) Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on August 12, 2005;

(14) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 15, 2005;

(15) Our Current Report on Form 8-K filed with the SEC on August 15, 2005;

(16) Our Current Report on Form 8-K filed with the SEC on August 29, 2005;

(17) Our Current Report on Form 8-K filed with the SEC on September 27, 2005;

(18) Our Current Report on Form 8-K filed with the SEC on November 14, 2005;

(19) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC on November 15, 2005;

(20) Our Current Report on Form 8-K filed with the SEC on November 15, 2005;

(21) All our filings pursuant to the Securities Exchange Act of 1934 after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(22) The description of our common shares contained in our registration statement on Form 8-A filed with the SEC on January 4, 1988, including any amendments or reports filed for the purpose of updating that description. For the most recent description, please see “Description of Capital Stock” in this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vista Gold Corp.

Suite 5, 7961 Shaffer Parkway

Littleton, Colorado 80127

Attention: Gregory G. Marlier, Chief Financial Officer

(720) 981-1185

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.